Exhibit 99.1

Helix BioMedix Announces a Joint Marketing Agreement with Body Blue, Inc.

BOTHELL, Wash., November 8 /PRNewswire-FirstCall/ — Helix BioMedix, Inc. Helix BioMedix (HXBM.OB) today announced that it has entered into a strategic marketing agreement with Body Blue, Inc. Under this agreement, Body Blue will market a wide array of proprietary Helix BioMedix peptides for use in a number of consumer products such as anti-wrinkle lotions, anti-acne gels, deodorants, and mouthwashes. Body Blue also has the capability to formulate and manufacture consumer products containing Helix’s bioactive peptides.

“We are extremely pleased to have partnered with Body Blue” stated R. Stephen Beatty, President and CEO of Helix BioMedix. “They have built an impressive track record of delivering consumer products to the marketplace quickly. We believe that they have the potential of dramatically accelerating our time-to-market for many important, high-value products containing Helix BioMedix peptides. In addition, they provide us with significant expertise in formulation and manufacturing.”

David Elliot, President of Body Blue stated “Our major customers are demanding more and more premium products with safe and effective proprietary ingredients that cannot be copied. Our partnership with Helix BioMedix gives us access to a virtually unlimited number of actives to fill this growing market need. Body Blue currently manufactures over one hundred million units per year for such companies as Procter & Gamble, Revlon, Church & Dwight, Avalon Organics, and Tom’s of Maine. We have just opened a new plant that more than doubles our current capacity.”

The use of peptides in cosmetics has increased significantly over the last several years primarily due to their ability to safely elicit beneficial effects without the irritation and sensitization often associated with other active ingredients. Discussions are now underway with a number of Body Blue’s clients targeting a range of product lines.

About Helix BioMedix:

Helix BioMedix, Inc. is an early-stage biotechnology company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

For more information, please contact: David Drajeske, VP Business Development, 425-402-8400, ddrajeske@helixbiomedix.com

About Body Blue:

Body Blue Inc, located in Ontario Canada, is a major contract formulator and manufacturer of innovative topical personal care and cosmetics products sold through its clients into all retail channels. In addition, Body Blue’s R&D team actively develops novel patented technologies and via licensing efforts, adds new novel topical technologies and offers these to its customers. Body Blue has approximately 200,000 sq. ft. of manufacturing, laboratory and support facilities with over 300 employees.

For more information about Body Blue or the use of Helix BioMedix’s peptides in topical formulations, please contact: Jim Plaza, President Body Blue Technology Synergists Group, 732-219-0305, jim.plaza@bodyblue.com

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